Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Randgold Resources Limited of our report dated June 25, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Randgold Resources Limited and its subsidiaries, which appears in its annual report on Form 20-F filed for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on June 25, 2007.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Chartered Accountants
London
United Kingdom
July 31, 2007